                                                                     EXHIBIT 4.4

                                                                  EXECUTION COPY


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 OR RULE 144A UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO SUCH ACT, PROVIDED THAT, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE IS FURNISHED TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

IN ADDITION, ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS SECURITY IS RESTRICTED BY, AND THE RIGHTS OF THE HOLDER OF SUCH SECURITY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN, A SECURITIES PURCHASE AGREEMENT DATED AS OF SEPTEMBER 30, 1997, AS AMENDED, A COMPLETE AND CORRECT COPY OF THE FORM OF WHICH WILL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. SUCH AGREEMENT, AMONG OTHER THINGS, RESTRICTS THE DETACHMENT OF THIS SENIOR DISCOUNT NOTE FROM THE COMMON STOCK PURCHASE WARRANTS ATTACHED HERETO.

PURSUANT TO PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986 RELATING TO ORIGINAL ISSUE DISCOUNT AND TREASURY REGULATIONS PUBLISHED THEREUNDER, THE FOLLOWING INFORMATION IS PROVIDED: (1) THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT IN THE AMOUNT OF $189.57 PER $1,000 OF FACE AMOUNT; (2) THE ISSUE PRICE OF THIS SECURITY IS $810.43 PER $1,000 FACE AMOUNT; (3) THE ISSUE DATE OF THIS SECURITY IS JULY 8, 1998; AND (4) THE YIELD TO MATURITY OF THIS SECURITY IS 18.3%.

                             SILICON GAMING, INC.
            SENIOR DISCOUNT NOTE (SERIES B) DUE SEPTEMBER 30, 2002

No. B-1                                                           $17,250,000

       Silicon Gaming, Inc., a California corporation (hereinafter called the "Company", which term includes any successor entity under the Agreement hereinafter referred to), for value received, hereby promises to pay to GOLDMAN SACHS & COMPANY FFC: BIII CAPITAL PARTNERS, L.P., a Delaware limited partnership, or registered assigns, the principal sum of Seventeen Million Two Hundred Fifty Thousand Dollars on September 30, 2002.

       Interest Payment Dates:    July 1 and January 1 commencing July 1, 1999
       Record Dates:              June 15 and December 15

       Reference is hereby made to the further provisions of this Senior Discount Note set forth on the following six (6) pages, which further provisions shall for all purposes have the same effect as if set forth at this place.

       IN WITNESS WHEREOF, the Company has caused this Senior Discount Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its seal to be affixed hereto or imprinted hereto.

                              SILICON GAMING, INC.


                              By: /s/   Thomas E. Carlson
                                 --------------------------------------------
                                 Name:  Thomas E. Carlson
                                 Title: CFO

                  Senior Discount Note due September 30, 2002

     1.   Interest.  Silicon Gaming, Inc. (the "Company") promises to pay
          --------
interest on the principal amount of this Senior Discount Note at the rate and in the manner specified below. Interest on this Senior Discount Note will accrue at 12.5% per annum from January 1, 1999 until maturity and will be payable semiannually in cash on January 1 and July 1 of each year beginning on July 1, 1999, or if any such day is not a Business Day on the next succeeding Business Day (each an "Interest Payment Date"), to the holder of record on the immediately preceding June 15, or December 15, as the case may be. Interest on this Senior Discount Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from January 1, 1999, provided that the first Interest Payment Date shall be July 1, 1999. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand at the rate of 1.5% per annum in excess of the interest rate then in effect and shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. The Company shall also pay interest from time to time after March 31, 1998 at the rate of 2.0% per annum in excess of the interest rate then in effect if the Company shall fail to provide adequate evidence of the grant of a security interest to the Holders. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Accreted Value of this Senior Discount Note shall accrete, for purposes of calculating any Redemption Price or Purchase Price and for all other purposes in determining Accreted Value, in the period during which this Senior Discount Note remains outstanding, at 18.3% per annum from the date hereof until September 30, 2002 on a semi-annual basis compounding on each March 31 and September 30, using a 360-day year comprised of twelve 30-day months, commencing on the date of issuance of this Senior Discount Note, and shall cease to accrete upon payment in full on the earliest of September 30, 2002, any Redemption Date or any Purchase Date.

     2.   Method of Payment.  The Company will pay interest on this Senior
          -----------------
Discount Note (except defaulted interest) to the Person who is the registered Holder of this Senior Discount Note at the close of business on the record date for the next Interest Payment Date even if such Senior Discount Note is canceled after such record date and on or before such Interest Payment Date. Holders must surrender Senior Discount Notes to the Company to collect principal payments on such Senior Discount Notes. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by wire transfer of Federal funds, or interest by check payable in such money, and any such check may be mailed to a Holder's registered address.

     3.   Securities Purchase Agreement.  The Company issued the Senior Discount
          -----------------------------
Notes pursuant to a Securities Purchase Agreement, dated as of September 30, 1997, as amended (the "Agreement"), by and between the Company, as issuer of the Senior Discount Notes, and the Purchaser named therein. The terms of the Senior Discount Notes are those stated in the Agreement and herein. The Senior Discount Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to the Agreement (all capitalized terms not defined herein shall have the meanings assigned them in the Agreement). The Senior Discount Notes (Series B) are general obligations of the Company limited to $17,250,000 in aggregate principal amount. Reference is hereby made to the Agreement for a description of the properties and assets in which a security interest has been granted, the nature of the security, the terms and conditions upon which the security interests were granted.

     4.   Redemption Provisions.  The Senior Discount Notes will be subject to
          ---------------------
redemption, in whole or from time to time in part (in multiples of $1,000 of principal amount) at the option of the

Company at the price per $1,000 principal amount at maturity with respect to any Redemption Date appearing opposite the period in which such Redemption Date occurs, plus any accrued and unpaid interest to the Redemption Date:

                    Period                   Price per $1,000 Principal Amount
                    ------                   ---------------------------------
                   July 1998                            $  931.32
                   August 1998                             943.56
                   September 1998                          955.79
                   October 1998                            969.05
                   November 1998                           982.30
                   December 1998                           995.56
                   January 1999                            997.20
                   February 1999                           998.84
                   After February 28, 1999               1,000.00

     Notwithstanding the foregoing, if any Gaming Authority requires that any Purchaser, Holder or beneficial owner of the Senior Discount Notes must be licensed, qualified or found suitable under any Gaming Laws and such Purchaser, Holder or beneficial owner of the Senior Discount Notes fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by any Gaming Authority (or such lesser period that may be required by such Gaming Authority), or, if any Purchaser, Holder or beneficial owner of the Senior Discount Notes is not so licensed, qualified or found suitable, the Purchaser, Holder or beneficial owner of the Senior Discount Notes shall comply with any order by such Gaming Authorities requiring that such Person dispose of any Securities held by it; provide, however, that in the event the Purchaser, Holder or beneficial owner of the Senior Discount Notes does not comply with such order within the required period, the Company shall have the option as its sole remedy with respect to the Senior Discount Notes to call for redemption the Senior Discount Notes held by such Purchaser, Holder or beneficial owner at a price equal to the Accreted Value thereof on the Redemption Date, plus accrued and unpaid interest to the Redemption Date.

     Notwithstanding the foregoing, $3.0 million in aggregate principal amount of Senior Discount Notes (Series B) originally issued under the Agreement shall be redeemed by the Company on the date which is four years following the date of original issuance thereof, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption, subject to certain conditions set forth in the Agreement.

     In addition, if not previously redeemed, the Senior Discount Notes will be subject to redemption (a "Change of Control Redemption") at the option of the Holders, in whole or in part, at any time within 30 days after the completion of an Offer made as a result of a Change of Control, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the Purchase Date, subject to certain conditions set forth in the Agreement.

     In addition, the Senior Discount Notes will be subject to redemption ("Securities Sale Redemption") at the option of the Holders, in whole or in part, following a Securities Sale or a Mezzanine Debt Financing, from the Net Cash Proceeds of such Securities Sale or Mezzanine Debt Financing; provided that an Offer to make a Securities Sale Redemption shall be made by the Company only if, and to the extent that, the aggregate amount of Net Cash Proceeds from all such Securities Sales or Mezzanine Debt Financings occurring on or after the date hereof exceed $40,000,000. In the event of a Securities Sale Redemption, the Senior Discount Notes will be redeemable at a price per $1,000 principal amount equal to the price set forth in Section 4 hereof opposite the period in which the Purchase Date occurs, plus any accrued and unpaid interest to the Purchase Date.

     5.   Mandatory Offers.  (a) Within 10 days after any Change of Control
          ----------------
Trigger Date, any Repayment Trigger Date or any Excess Proceeds Date, the Company shall mail a notice to each Holder stating a number of items as set forth in Section 6.7 of the Agreement.

          (a) Holders may tender all or, subject to Section 8 below, any portion of their Senior Discount Notes in an Offer by completing the form below entitled "OPTION OF HOLDER TO ELECT PURCHASE."

          (b) Promptly after consummation of an Offer, (i) the Company shall mail to each Holder of Senior Discount Notes or portions thereof accepted for payment an amount equal to the purchase price for, plus any accrued and unpaid interest on, such Senior Discount Notes, (ii) with respect to any tendered Senior Discount Note not accepted for payment in whole or in part, the Company shall return such Senior Discount Note to the Holder thereof, and (iii) with respect to any Senior Discount Note accepted for payment in part, the Company shall authenticate and mail to each such Holder a new Senior Discount Note equal in principal amount to the unpurchased portion of the tendered Senior Discount Note.

          (c) The Company will (i) publicly announce the results of the Offer to Holders on or as soon as practicable after the Purchase Date, and (ii) comply with Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations to the extent applicable to any Offer.

     6.   Notice of Redemption or Purchase.  At least 30 days but not more than
          --------------------------------
60 days before any Redemption Date the Company shall mail by first class mail a notice of redemption to each Holder of Senior Discount Notes or portions thereof that are to be redeemed.

     7.   Senior Discount Notes to be Redeemed or Purchased.  The Senior
          -------------------------------------------------
Discount Notes may be redeemed or purchased in part, but only in whole multiples of $1,000 unless all Senior Discount Notes held by a Holder are to be redeemed or purchased. On or after any date on which Senior Discount Notes are redeemed or purchased, interest ceases to accrue on the Senior Discount Notes or portions thereof called for redemption or accepted for purchase on such date.

     8.   Denominations, Transfer, Exchange.  The Senior Discount Notes are in
          ---------------------------------
registered form without coupons in denominations of $100,000 and integral multiples thereof (subject to adjustment as provided in the Agreement). The transfer of Senior Discount Notes may be registered and Senior Discount Notes may be exchanged as provided in the Agreement. Holders seeking to transfer or exchange their Senior Discount Notes may be required, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Agreement. The Company need not exchange or register the transfer of any Senior Discount Note or portion of a Senior Discount Note selected for redemption or tendered pursuant to an Offer.

     9.   Persons Deemed Owners.  The registered holder of a Senior Discount
          ---------------------
Note may be treated as its owner for all purposes.

     10.  Amendments and Waivers.
          ----------------------

          (a) Subject to certain exceptions, the Agreement and the Senior Discount Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Senior Discount Notes, and any existing Default or Event of Default or compliance with any provision of the Agreement or the Senior Discount Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Senior Discount Notes.

          (b) Notwithstanding Section 10(a) above, the Company may amend or supplement the Agreement or the Senior Discount Notes without the consent of any Holder to: cure any ambiguity, defect or inconsistency; provide for uncertificated Senior Discount Notes in addition to or in place of certificated Senior Discount Notes; provide for the assumption of the Company's obligations to the Holders in the event of any Disposition involving the Company that is permitted under Article VIII of the Agreement and in which the Company is not the Surviving Person; or make any change that would provide any additional rights or benefits to Holders or not adversely affect the legal rights under the Agreement of any Holder.

          (c) Certain provisions of the Agreement cannot be amended, supplemented or waived without the consent of each Holder of Senior Discount Notes affected.

     11.  Defaults and Remedies.  Events of Default include:  (i) the Company's
          ---------------------
failure to make any payment in respect of (A) the principal of or premium, if any, on the Senior Discount Notes as the same shall become due, whether at maturity, upon acceleration, redemption, or otherwise, or (B) interest on or in respect of any Senior Discount Notes as the same shall become due and such failure shall continue for a period of 15 Business Days; (ii) failure by the Company for 30 days after receipt of notice from the Holders of at least 25% of the outstanding Senior Discount Notes to comply with any other provisions of the Agreement or the Senior Discount Notes; (iii) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness now exists, or is created after the date hereof, if (A) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (B) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $1,000,000; (iv) failure by the Company or any of its Subsidiaries to pay final judgments, the uninsured portion of which exceeds $1,000,000, which judgments are not paid, discharged, bonded or stayed for a period of 60 days after the date of entry thereof; (v) if under any Bankruptcy Law, (A) the Company or any Subsidiary commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors, or (B) a court of competent jurisdiction enters an order or decree, and such order or decree remains unstayed and in effect for 90 days, that is for relief against the Company or any Subsidiary in an involuntary case, appoints a Custodian of the Company or any Subsidiary or for all or substantially all of the Property of the Company or any Subsidiary, or orders the liquidation of the Company or any Subsidiary; (vi) if the Company by September 30, 1998 has not delivered to the Purchaser both of the opinions of counsel contemplated by Section 11.14(c) of the Agreement; and
(vi) any of the Transactions Documents shall cease for any reason, to be in full force and effect, in any material respect, except as a result of an amendment, waiver or termination thereof as contemplated or permitted hereby, or the Company shall so assert in writing.

     12.  No Recourse Against Others.  No director, officer, employee,
          --------------------------
incorporator or shareholder of the Company shall have any liability for any obligation of the Company under the Agreement or the Senior Discount Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each Holder by accepting a Senior Discount Note waives and releases such Persons from all such liability, and such waiver and release is part of the consideration for the Issuance of the Senior Discount Notes.

     13.  Successor Substituted.  Upon the merger, consolidation or other
          ---------------------
business combination involving the Company or upon the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties and assets, the Surviving Person (if other than the Company) resulting from such Disposition shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Agreement with the same effect as if such Surviving Person had been named as the Company in the Agreement.

     14.  Governing Law.  This Senior Discount Note shall be governed by and
          -------------
construed in accordance with the internal laws of the State of New York, without regard to the conflict of laws provisions thereof.

     15.  CUSIP Numbers.  The Company will use reasonable efforts to cause CUSIP
          -------------
numbers to be printed on the Senior Discount Notes and to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Senior Discount Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed on the securities.

     16.  Copies of Agreement.  The Company will furnish to any Holder upon
          -------------------
written request and without charge a copy of the Agreement, which has in it the text of this Senior Discount Note. Requests may be made to: Silicon Gaming, Inc., 2800 W. Bayshore Road, Palo Alto, California 94303, Attn: President.

     17.  Certain Information Obligations.  To the extent permitted by
          -------------------------------
applicable law or regulation, whether or not the Company is subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission all quarterly and annual reports and such other information, documents or other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) required to be filed pursuant to such provisions of the Exchange Act. At any time when the Company is not permitted by applicable law or regulations to file the aforementioned reports, the Company shall mail to the Holders, within five days after it would have been required to file the same with the Commission, all information that the Company would have had to provide to the Commission if the Company had been subject to Section 13 or 15(d) of the Exchange Act. Also, at any time when the Company is not permitted by applicable law or regulations to file the aforementioned reports, upon the request of a Holder of a Senior Discount Note, the Company will promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such Holder or to a prospective purchaser of such Senior Discount Note, as the case may be, in order to permit compliance by such Holder with Rule 144A under the Securities Act.

                                ASSIGNMENT FORM

To assign this Senior Discount Note, fill in the form below:

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------
    (Please insert social security or other identifying number of assignee)

at
  ------------------------------------------------------------------------------
     (Please print or typewrite name and address including postal zip code of assignee)

--------------------------------------------------------------------------------
the within Senior Discount Note and all rights thereunder, hereby irrevocably constituting and appointing ________________________________________ to transfer said Senior Discount Note on the books of the Company. The agent may substitute another to act for him.

Date:________________________


Your Signature:___________________
                                         (Sign exactly as your name appears on
                                         the other side of this Senior Discount
                                         Note)


                Signature Guarantee:  _________________________

                      OPTION OF HOLDER TO ELECT PURCHASE


     If you elect to have this Senior Discount Note purchased by the Company pursuant to Section 7.12 of the Agreement, check the box:[_]

     If you elect to have this Senior Discount Note purchased by the Company pursuant to Section 7.13 of the Agreement, check the box:[_]

     If you elect to have this Senior Discount Note purchased by the Company pursuant to Section 7.18 of the Agreement, check the box:[_]

     If you elect to have only part of this Senior Discount Note purchased by the Company pursuant to Section 7.12, 7.13 or 7.18 of the Agreement, state the amount (multiples of $1,000 only):


$_________________________



Date______________________   Your Signature:____________________________________
                                            (Sign exactly as your name appears
                                            on the other side of this Senior
                                            Discount Note)


                Signature Guarantee:  _________________________